Exhibit 99.1

EcoloCap Solutions Inc. (OTCBB: ECOS)

For Immediate Release

ECOLOCAP SOLUTIONS INC. RELEASES CNT-BATTERY PRELIMINARY COMPARATIVE TESTING RESULTS

Barrington, IL – November 9, 2009 – EcoloCap Solutions Inc. (OTCBB: ECOS), with its subsidiary Micro Bubble Technologies Inc. (MBT), today announced that it is releasing preliminary comparative testing results on the MBT CNT-Battery prior to the products official debut at a Company hosted event in Korea on November 18th.

The MBT CNT-Battery is a 99% recyclable, rechargeable battery that utilizes a highly-conductive carbon nano tube coating to modify the fabrication of standard lead-acid batteries.  The initial CNT-Battery line is a series of 12 volt modules with varying ampere hour capacities which will be available in both standard and alternative sizes.  This line is designed to optimize customization and will allow users to scale voltage and capacity for use in everything from golf carts to industrial power generation.

While official independent testing of the 12 volt series is expected to be made public in early 2010, the Company is releasing select preliminary comparative data.  The following table offers a side by side look at a standard energy dense configuration lead-acid battery from a leading manufacturer compared to a similarly configured MBT CNT-Battery.

Specifications	Standard Lead-Acid Battery	MBT CNT-Battery
Nominal Voltage:	12.0 V	12.0 V
Nominal Capacity:	170 Ah	1,200 Ah
Dimensions L x W x H:	22.1 x 4.9 x 11.1 in.	18.6 x 6.2 x 13.6
Weight:	117 lbs.	153 lbs.
Energy Density:	17.44 Wh/Kg	94.12 Wh/Kg
Discharge Rate @ 17 A:	10 hours	70.6 hours
Charger Type:	Multi-stage	Continuous
Standard Charge Time (10.5v):	Minimum 8 hours	45 minutes
MBT System Charge Time:	N/A	15 minutes

Michael Siegel, President and CEO of EcoloCap Solutions Inc., explains: "These preliminary test results clearly demonstrate the CNT-Battery’s enhanced performance characteristics.  It is our expectation that the CNT-Battery’s unparalleled capabilities will not only redefine the battery industry, but also the countless markets in which it is utilized.”

The MBT CNT-Battery will be officially unveiled at an event being held on November 18th at the Company’s factory in Korea.  The CNT-Battery 12 volt series will be showcased in a variety of laboratory style tests for an audience of more than 50 worldwide industry representatives.

Those interested in attending the upcoming event in person may send an invitation request to IR@ecolocap.com.  For interested parties unable to attend, videos and data will be made available electronically following the event.  Requests to receive event materials, company updates, and product information should be sent to Info@ecolocap.com.  Further information on EcoloCap Solutions Inc. and the MBT CNT-Battery can be found at, www.ecolocap.com.

About The Company:  EcoloCap Solutions Inc. (OTCBB: ECOS) and its subsidiaries Micro Bubble Technologies Inc. (“MBT”), K-MBT Inc., and EcoloCap Solutions Inc. Canada are an integrated and complementary network of environmentally focused technology companies that utilize advanced nanotechnology to design, develop, manufacture and sell cleaner alternative energy.  Their portfolio of products and services include MBT’s Carbon Nano Tube Battery (CNT-Battery), a rechargeable battery that surpasses the performance capabilities of any existing battery, MBT’s M-Fuel, an innovative suspension fuel for non-gasoline applications that exceeds all conventional fuels’ costs and efficiencies, and EcoloCap Solutions Inc. Canada’s comprehensive Carbon Credit Trading consultancy services.  EcoloCap markets its products worldwide, directly and through agreements with distributors.  For additional information, please visit the EcoloCap website, www.EcoloCap.com, or send an inquiry to Info@EcoloCap.com.

Company Contact Information:
EcoloCap Solutions Inc.
1250 South Grove Avenue, Suite 308
Barrington, Illinois 60010
Tel:  (866) 479-7041
Fax: (847) 919-8440
Email:  Info@EcoloCap.com

This press release may contain statements of a forward-looking nature regarding future events.  These statements are only predictions and actual events may differ materially.  Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.